AGREEMENT AND PLAN OF MERGER

                                   DATED AS OF

                                 OCTOBER 2, 2000

                                 BY AND BETWEEN

                  MINNESOTA MINING AND MANUFACTURING COMPANY,

                           BARBADOS ACQUISITION, INC.

                                       AND

                             ROBINSON NUGENT, INC.


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                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I......................................................................1
      Section 1.1 The Merger...................................................1
      Section 1.2 The Closing; Effective Time..................................2
      Section 1.3 Subsequent Actions...........................................2
      Section 1.4 Articles of Incorporation; Bylaws; Directors
                  and Officers of the Surviving Corporation....................2

ARTICLE II
      Section 2.1 Effect of the Merger on Capital Stock;
                  Conversion of Securities.....................................3
      Section 2.2 Exchange of Certificates.....................................5

ARTICLE III....................................................................7
      Section 3.1 Organization and Qualification; Subsidiaries.................7
      Section 3.2 Articles of Incorporation and Bylaws.........................8
      Section 3.3 Capitalization...............................................8
      Section 3.4 Power and Authority; Authorization; Valid & Binding..........9
      Section 3.5 No Conflict; Required Filings and Consents..................10
      Section 3.6 SEC Reports; Financial Statements...........................11
      Section 3.7 Absence of Certain Changes..................................11
      Section 3.8 Litigation and Liabilities..................................12
      Section 3.9 No Violation of Law; Permits................................12
      Section 3.10 Employee Matters; ERISA....................................13
      Section 3.11 Labor Matters..............................................15
      Section 3.12 Environmental Matters......................................15
      Section 3.13 Board Action; Vote Required................................17
      Section 3.14 Brokers....................................................18
      Section 3.15 Tax Matters................................................18
      Section 3.16 Intellectual Property......................................19
      Section 3.17 Insurance..................................................20


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

      Section 3.18 Contracts and Commitments..................................20
      Section 3.19 Title to Assets............................................21
      Section 3.20 State Takeover Statutes....................................22
      Section 3.21 Rights Agreement...........................................22
      Section 3.22 Product Warranty...........................................22
      Section 3.23 Product Liability..........................................23

ARTICLE IV....................................................................23
      Section 4.1 Existence; Corporate Authority..............................23
      Section 4.2 Authorization, Validity and Effect of Agreements............23
      Section 4.3 No Violation................................................24
      Section 4.4 Interested Stockholder......................................25
      Section 4.5 Parent Public Reports; Financial Statements.................25

ARTICLE V.....................................................................25
      Section 5.1 Interim Operations of The Company...........................25
      Section 5.2 No Solicitation.............................................27

ARTICLE VI....................................................................30
      Section 6.1 Meetings of Stockholders....................................30
      Section 6.2 Filings; Other Action.......................................31
      Section 6.3 Publicity...................................................31
      Section 6.4 Registration Statement......................................31
      Section 6.5 Listing Application.........................................32
      Section 6.6 Further Action..............................................32
      Section 6.7 Expenses....................................................32
      Section 6.8 Notification of Certain Matters.............................33
      Section 6.9 Access to Information.......................................33
      Section 6.10 Insurance; Indemnity.......................................34
      Section 6.11 Employee Benefit Plans.....................................35
      Section 6.12 Rights Agreement...........................................37



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ARTICLE VII...................................................................37
      Section 7.1 Conditions to Obligations of the Parties
                  to Consummate the Merger....................................37
      Section 7.2 Additional Conditions to Obligations
                  of Parent and Merger Sub....................................38
      Section 7.3 Additional Conditions to Obligations of the Company.........39

ARTICLE VIII..................................................................40
      Section 8.1 Termination.................................................40
      Section 8.2 Effect of Termination and Abandonment.......................41
      Section 8.3 Amendment...................................................43

ARTICLE IX....................................................................43
      Section 9.1 Non-Survival of Representations,
                  Warranties and Agreements...................................43
      Section 9.2 Notices ....................................................43
      Section 9.3 Certain Definitions; Interpretation.........................44
      Section 9.4 Headings....................................................46
      Section 9.5 Severability................................................46
      Section 9.6 Entire Agreement; No Third-Party Beneficiaries..............46
      Section 9.7 Assignment..................................................46
      Section 9.8 Governing Law...............................................46
      Section 9.9 Counterparts................................................46
      Section 9.10 Confidential Nature of Information.........................47

Exhibit A - Voting and Stock Option Agreement................................A-1
Exhibit B - Form of Articles of Incorporation................................B-1



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                             INDEX OF DEFINED TERMS

DEFINED TERM                                                           SECTION

401(k) Plan.............................................................6.11(b)
Acquisition Proposal.....................................................5.2(c)
Acquisition Transaction..................................................5.2(c)
Action..................................................................6.10(b)
affiliate............................................................9.3(a)(ii)
Agreement..............................................................preamble
Audited Balance Sheet......................................................3.19
Average Price............................................................2.1(b)
Barbados Acquisition...................................................preamble
Board of Directors..................................................9.3(a)(iii)
Business Combination.....................................................2.1(c)
Cap.....................................................................6.10(a)
Certificates.............................................................2.2(b)
Closing..................................................................1.2(a)
Closing Date.............................................................1.2(a)
Code...................................................................recitals
Company................................................................preamble
Company Benefit Plan....................................................3.10(a)
Company Common Shares..................................................recitals
Company Contracts..........................................................3.18
Company Disclosure Letter...........................................Article III
Company Employee........................................................3.10(b)
Company Employees.......................................................3.10(b)
Company ERISA Affiliate.................................................3.10(d)
Company Multiemployer Plan..............................................3.10(a)
Company Options..........................................................2.1(e)
Company Pension Plan....................................................3.10(c)
Confidentiality Agreement...................................................9.6
control.............................................................9.3(a)(iii)
Dallas Facility..........................................................7.2(g)
Effective Time...........................................................1.2(b)
Encumbrance................................................................3.16
Environmental Claim..................................................3.12(e)(i)
Environmental Laws..................................................3.12(e)(ii)
Environmental Permits...................................................3.12(b)
ERISA................................................................9.3(a)(iv)
Exchange Act.............................................................3.5(a)
Exchange Agent...........................................................2.2(a)
Exchange Ratio...........................................................2.1(b)


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Form S-4....................................................................6.4
GAAP.....................................................................3.6(b)
Governmental Entity......................................................3.5(b)
Hazardous Materials................................................3.12(e)(iii)
HSR Act..................................................................3.5(b)
IBCL........................................................................1.1
Indemnified Party.......................................................6.10(b)
Intellectual Property......................................................3.16
knowledge.............................................................9.3(a)(v)
Material Adverse Effect...............................................9.3(a)(i)
Merger.................................................................recitals
Merger Consideration.....................................................5.2(e)
Merger Consideration.....................................................2.2(b)
Merger Sub.............................................................preamble
Merger Sub Articles of Incorporation.....................................1.4(a)
MPP Plan................................................................6.11(a)
NYSE.....................................................................2.1(b)
Parent.................................................................preamble
Parent Common Stock......................................................2.1(b)
Parent Public Reports.......................................................4.5
Paying Agent.............................................................2.2(b)
PCBs..................................................................3.12(iii)
Pension Plan............................................................3.10(c)
Person...............................................................9.3(a)(vi)
Proposing Party..........................................................5.2(b)
Proxy Statement/Prospectus..................................................6.4
Recapitalization.........................................................2.1(c)
Release.............................................................3.12(e)(iv)
Rescission Offers............................................................37
Rights......................................................................3.3
Rights Agreement...........................................................3.21
SEC......................................................................3.5(b)
SEC Reports..............................................................3.6(a)
Securities Act...........................................................3.5(a)
Significant Subsidiary..............................................9.3(a)(vii)
Stock Option Agreement.................................................recitals
Stock Option Plan........................................................2.1(e)
Subsidiary.........................................................9.3(a)(viii)
Superior Transaction.....................................................5.2(e)
Surviving Corporation.......................................................1.1


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Tax.....................................................................3.15(i)
Tax Return..............................................................3.15(i)
Taxable.................................................................3.15(i)
Taxes...................................................................3.15(i)
Termination Date.........................................................8.1(b)
Termination Fee..........................................................8.2(b)
Trading Day..............................................................2.1(b)
Triggering Event.........................................................8.2(b)
VIP.....................................................................6.11(b)



                                     - vi -
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                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of October 2, 2000 (this "Agreement"), by and among Minnesota Mining and Manufacturing Company a Delaware corporation, Barbados Acquisition, Inc. an Indiana corporation and a wholly owned Subsidiary of Parent ("Barbados Acquisition" or "Merger Sub") and Robinson Nugent, Inc. (the "Company"), an Indiana corporation.

                              W I T N E S S E T H:

     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each determined that the merger of Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in this Agreement is advisable, and in the best interests of their respective corporations and stockholders and have approved the Merger;

     WHEREAS, it is intended that, for federal income tax purposes, the Merger will qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code");

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, Parent and the stockholders of the Company listed on Exhibit A have executed and delivered a Voting and Stock Option Agreement (a
"Stock Option Agreement"), dated as of this date, pursuant to which those stockholders have agreed to vote in favor of the Merger and, among other things, are granting to Parent an option to purchase, under certain circumstances, all of the common shares, no par value, of the Company (the "Company Common Shares") beneficially owned by them, with an exercise price of $19.00 per share.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties agree as follows (certain capitalized terms used herein are defined in Section 9.3):

                                    ARTICLE I

     Section 1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and in accordance with the Indiana Business Corporation Law ("IBCL"), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall cease. The Company shall continue as the surviving corporation (sometimes referred to as the "Surviving Corporation") in the Merger. The Merger shall have the effects specified in Section 23-1-40-6 of the IBCL.

     Section 1.2 The Closing; Effective Time. (a) The closing of the Merger (the "Closing") shall take place (i) at the offices of Parent, 3M Center, St. Paul, MN 55133 at 10:00 A.M. local time, on the second business day following the date on which the last to be satisfied or waived of the conditions set forth in
Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, where permitted, waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place, time and/or date as the Company and Parent shall agree (the date of the Closing, the "Closing Date").

     (b) On the Closing Date, the Company and Merger Sub shall cause articles of merger in respect of the Merger to be properly executed and filed with the Secretary of State of the State of Indiana as provided in Section 23-1-40-5 of the IBCL. The Merger shall become effective at such time at which the articles of merger shall be duly filed with the Secretary of State of Indiana or at such later time reflected in the articles of merger as shall be agreed by the Company and Parent (the time that the Merger becomes effective, the "Effective Time").

     Section 1.3 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue, vest, perfect or confirm of record or otherwise the
Surviving Corporation's right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of either of its constituent corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either of the constituent corporations of the Merger, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

     Section 1.4 Articles of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation. Unless otherwise agreed by Parent, Merger Sub and the Company prior to the Closing, at the Effective Time:



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

     (a) The Articles of Incorporation of the Company (the "Company Articles of Incorporation") shall be amended at the Effective Time to read in the form of Exhibit B and, as so amended, such Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law;

     (b) The bylaws of the Company as in effect immediately prior to the Effective Time shall be at and after the Effective Time (until amended as provided by law, the Company Certificate of Incorporation and the bylaws of the Company, as applicable) the bylaws of the Surviving Corporation;

     (c) The officers of Merger Sub immediately prior to the Effective Time shall continue to serve in their respective offices of the Surviving Corporation from and after the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal; and

     (d) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal.

                                   ARTICLE II

     Section 2.1 Effect of the Merger on Capital Stock; Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of the Company, Merger Sub or Parent:

     (a) Cancellation of Certain Company Common Shares. Each Company Common Share that is owned by the Company as treasury stock and all Company Common Shares that are owned by Parent shall be canceled and shall cease to exist, and no stock of Parent or other consideration shall be delivered in exchange therefor. All references to Company Common Shares include the Rights attached thereto.

     (b) Conversion of Company Common Shares.  Subject to the provisions of this
Section 2.1, each Company  Common Share other than shares  canceled  pursuant to
Section 2.1(a), issued and outstanding immediately prior to the Effective Time, shall by virtue of the Merger and without any action on the part of the holder thereof be converted into, subject to Section 2.1(c), the right to receive that number of fully paid, non-assessable shares of common stock, $ 0.01 par value, of Parent ("Parent Common Stock") equal to the Exchange Ratio. All such Company Common Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right only to receive the Merger


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

Consideration (as defined in Section 2.2(b)). The holders of such certificates previously evidencing such Company Common Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Shares except as otherwise provided herein or by law. Such certificates previously evidencing Company Common Shares shall be exchanged for certificates evidencing whole shares of Parent Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.2. No fractional shares of Parent Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to
Section 2.2(d).  The "Exchange Ratio" shall be equal to $19.00 divided by either
(i) the Average Price of Parent Common Stock if such Average Price is no greater than $100.00 and no less than $82.00, (ii) $100.00 if the Average Price of Parent Common Stock is greater than $100.00, in which case the Exchange Ratio shall equal 0.19 or (iii) $82.00 if the Average Price of Parent Common Stock is less than $82.00, in which case the Exchange Ratio shall equal 0.2317. "Average Price" means the average of the closing prices as reported in The Wall Street Journal's New York Stock Exchange Composite Transactions Reports for each of the 20 consecutive Trading Days in the period ending on the business day preceding the Effective Time. "Trading Day" means a day on which the New York Stock Exchange, Inc. (the "NYSE") is open for trading.

     (c) Anti-Dilution Provisions. If between the date of this Agreement and the Effective Time, the number of shares of Parent Common Stock or Company Common Shares issued and outstanding changes as a result of a stock split, reverse stock split, stock dividend, stock combination, recapitalization, reclassification, reorganization or similar transaction (a "Recapitalization") with a record date within such period, the Exchange Ratio shall be proportionately adjusted to provide the holders of Company Common Shares the same economic effect as contemplated by this Agreement. If, between the date hereof and the Effective Time, Parent shall merge or consolidate with or into any other corporation (a "Business Combination") and the terms thereof shall provide that Parent Common Stock shall be converted into or exchanged for the shares of any other corporation or entity, then provision shall be made so that shareholders of the Company who would be entitled to receive shares of Parent Common Stock pursuant to this Agreement shall be entitled to receive, in lieu of each share of Parent Common Stock issuable to such shareholders as provided herein, the same kind and amount of securities or assets as shall be distributable upon such Business Combination with respect to one share of Parent Common Stock and the parties shall agree on an appropriate restructuring of the transactions contemplated herein.

     (d) Conversion of Common Stock of Merger Sub. At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall forthwith cease to exist and be converted into one validly issued, fully paid and nonassessable common share of the Surviving Corporation.



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

     (e) Options. In accordance with Section 6.11, as soon as practicable but not more than five (5) days from the date hereof, the Company shall provide written notice to each holder of a Company Option of the execution of this Agreement which notice shall include the election by the Company to terminate all Company Options as of the 30th day immediately following the date of the sending of such notice as contemplated by the provisions of the Company's 1993 Employee and Non-Employee Director Stock Option Plan (the "Stock Option Plan"), so that as of the Closing Date all Company Options will have been either exercised and satisfied in full or terminated. For purposes of this Agreement, "Company Options" shall mean subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire from the Company or any of its Subsidiaries at any time, or upon the happening of any stated event, any shares of the capital stock of the Company.

     Section 2.2 Exchange of Certificates. (a) Deposit with Exchange Agent. As soon as practicable after the Effective Time, Parent shall deposit with a bank or trust company mutually agreeable to Parent and the Company (the "Exchange Agent"), pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company, when required, certificates representing shares of Parent Common Stock required to effect the conversion of Company Common Stock into Parent Common Shares in accordance with Section 2.1(b) and an amount of cash in respect of fractional shares pursuant to Section 2.2(d).

     (b) Exchange and Payment Procedures. As soon as practicable after the Effective Time, Parent shall cause Parent's transfer agent and registrar as paying agent (the "Paying Agent") to mail to each holder of record of a certificate or certificates representing Company Common Shares (the "Certificates") that have been converted pursuant to Section 2.1: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to Parent's Paying Agent) and (ii) instructions for effecting the surrender of the Certificates and receiving the Merger Consideration. Upon surrender of a Certificate to the Paying Agent for cancellation, together with a duly executed letter of transmittal and such other documents as the Paying Agent may require, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate representing that number of shares of Parent Common Stock into which the Company Common Shares previously represented by such Certificate are converted in accordance with Section 2.1(b) and (ii) the cash in lieu of fractional shares of Parent Common Stock to which such holder has the right to receive pursuant to Section 2.2(d) (the shares of Parent Common Stock and cash described in clauses (i) and (ii) above being referred to collectively as the "Merger Consideration"). In the event the Merger Consideration is to be delivered to any Person who is not the Person in whose name the Certificate surrendered in exchange therefor is registered in the transfer records of the Company, the Merger Consideration may be delivered to a transferee if the Certificate is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Paying Agent that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate (other than a certificate representing Company Common Shares to be canceled in accordance with
Section 2.1(a)) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration contemplated by this Section 2.2. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to provisions of this Article II.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(d) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of unclaimed property, escheat and other applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

     (d) No Fractional Securities. In lieu of the issuance of any fractional securities in connection with the Merger, each holder of Company Common Shares who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to this Article II will be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (a) the per share closing price on the NYSE of Parent Common Stock on the date of the Effective Time by (b) the fractional interest to which such holder would otherwise be entitled (after taking into account all Company Common Shares then held of record by such holder).

     (e) Closing of Transfer Books. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for certificates representing the appropriate number of shares of Parent Common Stock and the appropriate amount of cash as provided in this
Section 2.2.

     (f) Termination of Exchange Agent. Any certificates representing shares of Parent Common Stock deposited with the Exchange Agent pursuant to Section 2.2(a) and not exchanged within six months after the Effective Time pursuant to this
Section 2.2 shall be returned by the Exchange Agent to Parent, which shall thereafter act as Exchange Agent. All cash held by the Exchange Agent for payment to the holders of unsurrendered Certificates and unclaimed at the end of six months from the Effective Time shall be returned to Parent, after which time any holder of unsurrendered Certificates shall look as a general creditor only to Parent for payment of such cash to which such holder may be due subject to applicable law.

     (g) Escheat. The Company shall not be liable to any Person for such shares or funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (h) Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Shares in respect of which such deduction and withholding was made by Parent.

                                   ARTICLE III

     Except as set forth in the corresponding sections or subsections of the disclosure letter, dated this date, delivered by the Company to Parent (the "Company Disclosure Letter"), the Company hereby represents and warrants to Parent and Merger Sub as follows:

     Section 3.1 Organization and Qualification; Subsidiaries. (a) The Company is a corporation duly organized and validly existing under the laws of the State of Indiana and with respect to which no articles of dissolution have been filed. Each of the Subsidiaries of the Company is a corporation or other business entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and each of the Company and its Subsidiaries has the requisite corporate or other organizational power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, in each case except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

     (b) All of the outstanding shares of capital stock and other equity securities of the Subsidiaries of the Company have been validly issued and are fully paid and nonassessable, and are owned, directly or indirectly, by the Company, free and clear of all pledges and security interests. There are no subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) entitling any Person to purchase or otherwise acquire from the Company or any of its Subsidiaries at any time, or upon the happening of any stated event, any shares of capital stock or other equity securities of any of the Subsidiaries of the Company. The Company Disclosure Letter lists the name and jurisdiction of incorporation or organization of each Subsidiary of the Company.

     (c) Except for interests in its Subsidiaries, neither the Company nor any of its Subsidiaries owns directly or indirectly any capital stock of, or other equity or voting or similar interest (including a joint venture interest) in any Person or has any monetary or other obligation or made any commitment to acquire any such interest or make any such investment.

     Section 3.2 Articles of Incorporation and Bylaws. The Company has furnished, or otherwise made available, to Parent a complete and correct copy of the Company Articles of Incorporation and its bylaws, as amended to the date of this Agreement. Such Articles of Incorporation and bylaws are in full force and effect. The Company is not in violation of any of the provisions of the Articles of Incorporation or bylaws.

     Section 3.3 Capitalization. The authorized capital stock of the Company consists of 15,000,000 Company Common Shares, and no shares of preferred stock. As of October 2, 2000, (a) 5,128,740 Company Common Shares were outstanding, (b) 5,128,740 rights to purchase Company Common Shares ("Rights") issued pursuant to the Company's Rights Agreement were outstanding, (c) Company Options to purchase an aggregate of 785,235 shares of Company Common Stock were outstanding, all of which were granted under the Stock Option Plan, 785,235 Company Common Shares were reserved for issuance upon the exercise of outstanding Company Options, 123,245 Company Common Shares were reserved for future grants under the Stock Option Plan and 5,128,740 Company Common Shares were reserved for issuance under the Company's Rights Agreement, (d) 1,885,901 Company Common Shares were held by the Company in its treasury, and (e) no shares of capital stock of the Company were held by the Company's Subsidiaries. Except for the Rights, the Company has no outstanding bonds, debentures, notes or other obligations entitling the holders thereof to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Since June 30, 2000, the Company (i) has not issued any Company Common Shares other than upon the exercise of Company Options, (ii) has granted no Company Options to purchase Company Common Shares under the Stock Option Plan or otherwise, and (iii) has not split, combined or reclassified any of its shares of capital stock. All issued and outstanding Company Common Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except for the Rights, there are no other shares of capital stock or voting securities of the Company, and no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of, or equity interests in, the Company or any of its Subsidiaries and there are no stock appreciation rights or limited stock appreciation rights outstanding other than those attached to such Company Options. There are no outstanding obligations of the Company or any Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company and there are no performance awards outstanding under the Stock Option Plan or any other outstanding stock related awards. After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of capital stock of the Company, the Parent or the Surviving Corporation pursuant to any Company Benefit Plan, including the Stock Option Plan. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company or any of its Subsidiaries. No Company Common Shares have been repurchased by the Company or any of its Subsidiaries since June 30, 2000.

     Section 3.4 Power and Authority; Authorization; Valid & Binding. The Company has the necessary corporate power and authority to enter into and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, except that the Merger is subject to the approval of this Agreement by the Company's stockholders as required by the IBCL. The execution and delivery of this Agreement by the Company, the performance by it of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company (other than with respect to the Merger and the adoption and approval of this Agreement by its stockholders as required by the IBCL). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with the terms hereof, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     Section 3.5 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby, will not (i) violate or conflict with the Articles of Incorporation or the bylaws of the Company, (ii) subject to obtaining or making the notices, reports, filings, waivers, consents, approvals or authorizations referred to in paragraph (b) below, conflict with or violate any law, regulation, court order, judgment or decree applicable to the Company or any of its Subsidiaries or by which any of their respective property is bound or affected, other than the filings required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Securities Act of 1933, as amended (the "Securities Act"), (iii) require any consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity or (iv) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, cancellation, vesting, modification, alteration or acceleration of any obligation under, result in the creation of a lien, claim or encumbrance on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, result in the loss of any material benefit under (including an increase in the price paid by, or cost to, the Company or any of its Subsidiaries), require the consent of any other party to, or result in any obligation of the part of the Company or any of its Subsidiaries to repurchase (with respect to a bond or a note), any agreement, contract, instrument, bond, note, indenture, permit, license or franchise to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective property is bound or affected, except, in the case of clauses (ii) and (iii) above, as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

     (b) Except for applicable requirements, if any, under the premerger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the filing of articles of merger with respect to the Merger as required by the IBCL, filings with the Securities and Exchange Commission (the "SEC") under the Securities Act, and the Exchange Act, any filings required pursuant to any state securities or "blue sky" laws, or pursuant to the rules and regulations of any stock exchange on which the Company Common Shares are listed, neither the Company nor any of its Subsidiaries is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery, performance or consummation of this Agreement or the Merger. Except as set forth in the immediately preceding sentence, no waiver, consent, approval or authorization of any governmental or regulatory authority, court, agency, commission or other
Governmental Entity or any securities exchange or other self-regulatory body, domestic or foreign ("Governmental Entity"), is required to be obtained by the Company or any of its Subsidiaries in connection with its execution, delivery, performance or consummation of this Agreement or the transactions contemplated hereby except for such waivers, consents, approvals or authorizations that, if not obtained or made, would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

     Section 3.6 SEC Reports; Financial Statements. (a) The Company has filed all forms, reports and documents (including all exhibits, schedules and annexes thereto) required to be filed by it with the SEC since June 30, 1997, including any amendments or supplements (collectively, including any such forms, reports and documents filed after this date, the "SEC Reports"), and, with respect to the SEC Reports filed by the Company after the date hereof and prior to the Closing Date, will deliver or make available to Parent all of its SEC Reports in the form filed with the SEC. The SEC Reports (i) were (and any SEC Reports filed after this date will be) in all material respects in compliance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) as of their respective filing dates, did not (and any SEC Reports filed after this date will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) The financial statements, including all related notes and schedules, contained in the SEC Reports (or incorporated therein by reference) fairly present (or, with respect to financial statements contained in the SEC Reports filed after this date, will fairly present) the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates and the consolidated results of operations, retained earnings and cash flows of the Company and its consolidated subsidiaries for the respective periods indicated, in each case in accordance with generally accepted accounting principles ("GAAP"), applied on a consistent basis throughout the periods involved (except for changes in accounting principles disclosed in the notes) and the rules and regulations of the SEC, except that interim financial statements are subject to normal year-end adjustments which are not and are not expected to be, individually or in the aggregate, material in amount and do not include certain notes which may be required by GAAP but which are not required by Form 10-Q of the SEC.

     Section 3.7 Absence of Certain Changes. Except as disclosed in the SEC Reports filed prior to this date, (a) since June 30, 2000, the Company and each of its Subsidiaries has conducted its business in the ordinary and usual course of its business consistent with past practice and there has not been any change in the financial condition, business, prospects or results of operations of the Company and its Subsidiaries, or any development or combination of developments that, individually or in the aggregate, has had or would be expected to have a Material Adverse Effect and (b) since June 30, 2000, there has not been any action by the Company which if taken after the date hereof would constitute a breach of Section 5.1 hereof.

     Section 3.8 Litigation and Liabilities. (a) Except as disclosed in the SEC Reports filed prior to this date, there are no civil, criminal or administrative actions, suits or claims, proceedings (including condemnation proceedings) or hearings or investigations, pending or, to the knowledge of the Company, threatened against, or otherwise adversely affecting the Company or any of its Subsidiaries or any of their respective properties and assets, except for any of the foregoing which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

     (b) Neither the Company nor any of its Subsidiaries has any liabilities or obligations, (absolute, accrued, contingent or otherwise), except (i) liabilities and obligations in the respective amounts reflected or reserved against in the Company's consolidated balance sheet as of June 30, 2000 included in the SEC Reports, (ii) liabilities and obligations incurred in the ordinary course of business since June 30, 2000 consistent with past practice which individually or in the aggregate would not have or reasonably be expected to have a Material Adverse Effect or (iii) liabilities permitted to be incurred pursuant to Section 5.1.

     Section 3.9 No Violation of Law; Permits. The business of the Company and each of its Subsidiaries is not in violation of any statutes of law, ordinances, regulations, judgments, orders or decrees of any Governmental Entity, any permits, franchises, licenses, authorizations or consents granted by any Governmental Entity, and the Company and each of its Subsidiaries has obtained all permits, franchises, licenses, authorizations or consents necessary for the conduct of its business, except, in each case, as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any cease and desist or other order, judgment, injunction or decree issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, is a party to any commitment letter or similar undertaking to, is subject to any order or directive by, or has adopted any board resolutions at the request of, any Governmental Entity that restricts the conduct of its business (whether the type of business, the location or otherwise) and which, individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect, nor has the Company been advised that any Governmental Entity has proposed issuing or requesting any of the foregoing.

     Section 3.10 Employee Matters; ERISA. (a) Set forth in the Company Disclosure Letter is a complete list of each Company Benefit Plan. The term "Company Benefit Plan" shall mean (i) each plan, program, policy, contract or agreement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, including, without limitation, any "employee benefit plan," within the meaning of Section 3(3) of ERISA but excluding any "multiemployer plan" within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, and (ii) each employment, severance, consulting, non-compete, confidentiality, or similar agreement or contract, in each case, with respect to which the Company or any Subsidiary of the Company has or may have any liability (accrued, contingent or otherwise). As of the date hereof, the Company is not a party to any Company Multiemployer Plan. The term "Company Multiemployer Plan" shall mean any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA in respect to which the Company or any Subsidiary of the Company has or may have any liability (accrued, contingent or otherwise).

     (b) The Company has provided or made available, or has caused to be provided or made available, to Parent (i) current, accurate and complete copies of all documents embodying each Company Benefit Plan, including all amendments, written interpretations (which interpretation could be regarded as increasing the liabilities of the Company and its Subsidiaries taken as a whole under the relevant Company Benefit Plan) and all trust or funding agreements with respect thereto; (ii) the most recent annual actuarial valuation, if any, prepared for each Company Benefit Plan; (iii) the most recent annual report (Series 5500 and all schedules), if any, required under ERISA in connection with each Company
Benefit Plan or related trust; (iv) the most recent determination letter received from the Internal Revenue Service, if any, for each Company Benefit Plan and related trust which is intended to satisfy the requirements of Section 401(a) of the Code; (v) if any Company Benefit Plan is funded, the most recent annual and periodic accounting of such Company Benefit Plan's assets; (vi) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Company Benefit Plan; and (vii) all material communications to any one or more current, former or retired employee, officer, consultant, independent contractor, agent or director of the Company or any Subsidiary of the Company (each, a "Company Employee" and collectively, the "Company Employees") relating to each Company Benefit Plan (which communication could be regarded as increasing the liabilities of the Company and its Subsidiaries taken as a whole under the relevant Company Benefit Plan).

     (c) All Company Benefit Plans have been administered in all respects in accordance with the terms thereof and all applicable laws except for violations which, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect. Each Company Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA

("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code (each, an " Company Pension Plan"), has received a favorable determination letter from the Internal Revenue Service, and the Company is not aware of any circumstances that would reasonably be expected to result in the revocation or denial of this qualified status. Except as otherwise set forth in the Company Disclosure Letter or in the SEC Reports filed prior to this date, there is no pending or, to the Company's knowledge, threatened, claim, litigation, proceeding, audit, examination or investigation relating to any Company Benefit Plans or Company Employees that, individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect.

     (d) No material liability under Title IV of ERISA has been or is reasonably expected to be incurred by the Company or any Subsidiaries of the Company or any entity which is considered a single employer with the Company or any Subsidiary of the Company under Section 4001(a)(15) of ERISA or Section 414 of the Code (a "Company ERISA Affiliate"). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Company Pension Plan within the past twelve (12) months.

     (e) All contributions, premiums and payments (other than contributions, premiums or payments that are not material, in the aggregate) required to be made under the terms of any Company Benefit Plan have been made. No Company Pension Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither the Company nor any Subsidiaries of the Company nor any Company ERISA Affiliate has provided, or is required to provide, security to any Company Pension Plan pursuant to Section 401(a)(29) of the Code.

     (f) As of the Closing Date, neither the Company, any Subsidiary of the Company nor any Company ERISA Affiliate will have incurred any withdrawal liability as described in Section 4201 of ERISA for withdrawals that have occurred on or prior to the Closing Date that has not previously been satisfied. Neither the Company, any Subsidiary of the Company nor any Company ERISA Affiliate has knowledge that any Company Multiemployer Plan fails to qualify under Section 401(a) of the Code, is insolvent or is in reorganization within the meaning of Part 3 of Subtitle E of Title IV of ERISA nor of any condition that would reasonably be expected to result in a Company Multiemployer Plan becoming insolvent or going into reorganization.

     (g) Except as set forth in the Company Disclosure Letter, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Company Benefit Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company, any Subsidiary of the Company or Parent to amend or terminate any Company Benefit Plan. Except as set forth in the Company Disclosure Letter, no payment or benefit which will or may be made by the Company, any Subsidiary of the Company, Parent or any of their respective affiliates with respect to any Company Employee will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

     (h) Set forth in the Company Disclosure Letter is a list of all outstanding and unexercised options granted under the Company's Stock Option Plan, specifying the name of each optionee, the date on which each option was granted, the number of shares that may be purchased pursuant to each option, the exercise price at which such shares may be purchased, the vesting period for each option, and the expiration date of each option. Immediately prior to the Closing, there will be no Company Options outstanding.

     Section 3.11 Labor Matters. Except as set forth in the SEC Reports filed prior to this date, and except for those matters that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, there is no (i) work stoppage, slowdown, lockout or labor strike against the Company or any Subsidiary of the Company by Company Employees (or any union that represents them) pending or, to the knowledge of the Company, threatened, or (ii) alleged unfair labor practice, labor dispute (other than routine grievances), union organizing activity or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to their businesses. Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other contracts with a labor union or labor organization. The Company is in compliance with all laws regarding employment, employment practices, terms and conditions of employment and wages and laws, except for such noncompliance which, either individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect.

     Section 3.12 Environmental Matters. Except as set forth in the SEC Reports filed prior to this date and except for those matters that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect:

     (a) The Company and each of its Subsidiaries is in compliance with all applicable Environmental Laws, and neither the Company nor any of its Subsidiaries has received any written communication from any Person or Governmental Entity that alleges that the Company or any of its Subsidiaries is not in compliance with applicable Environmental Laws.

     (b) The Company and each of its Subsidiaries has obtained or has applied for all applicable environmental, health and safety permits, licenses, variances, approvals and authorizations required under Environmental Laws (collectively, the "Environmental Permits") necessary for the construction of its facilities or the conduct of its operations, and all those Environmental Permits are in effect or, where applicable, a renewal application has been timely filed and is pending agency approval, and the Company and its
Subsidiaries are in compliance with all terms and conditions of such Environmental Permits.

     (c) There is no Environmental Claim pending or, to the knowledge of the Company, threatened (i) against the Company or any of its Subsidiaries, (ii) against any Person whose liability for any Environmental Claim has been retained or assumed contractually by the Company or any of its Subsidiaries, or (iii) against any real or personal property or operations which the Company or any of its Subsidiaries owns, leases or operates, in whole or in part.

     (d) There have been no Releases of any Hazardous Material that would be likely to form the basis of any Environmental Claim against the Company or any of its Subsidiaries, or against any Person whose liability for any Environmental Claim has been retained or assumed contractually by the Company or any of its Subsidiaries.

     (e) None of the properties owned, leased or operated by the Company, its Subsidiaries or any predecessor thereof are now, or were in the past, listed on the National Priorities List of Superfund Sites or any analogous state list (excluding easements that transgress those Superfund sites).

     For purposes of this Agreement:

               (i) "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any Person (including any federal, state, local or foreign governmental authority) alleging potential liability (including, without limitation, potential responsibility for or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company or any of its Subsidiaries; or (B) circumstances forming the basis of any violation or alleged violation of any Environmental Law; or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

               (ii) "Environmental Laws" means all applicable foreign, federal, state and local laws, rules, requirements and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials or relating to management of asbestos in buildings.

               (iii) "Hazardous Materials" means (A) any petroleum or any by-products or fractions thereof, asbestos or asbestos-containing materials, urea formaldehyde foam insulation, any form of natural gas, explosives, polychlorinated biphenyls ("PCBs"), radioactive materials, ionizing radiation, electromagnetic field radiation or microwave transmissions; (B) any chemicals, materials or substances, whether waste materials, raw materials or finished products, which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous substances," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "pollutants," "contaminants," or words of similar import under any Environmental Law; and (C) any other chemical, material or substance, whether waste materials, raw materials or finished products, regulated or forming the basis of liability under any Environmental Law.

               (iv)  "Release"  means any  release,  spill,  emission,  leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including without limitation ambient air, atmosphere, soil, surface water, groundwater or property).

     Section 3.13 Board Action; Vote Required. (a) The Company's Board of Directors has unanimously approved this Agreement and the transactions contemplated hereby, including the Merger, has determined that the Merger is advisable, fair to and in the best interests of the Company and its stockholders and has resolved to recommend to stockholders that they vote in favor of approving this Agreement and approving the Merger.

     (b) Approval of this Agreement by a majority of the votes entitled to be cast with respect thereto by the holders of Company Common Shares is sufficient to constitute approval of this Agreement and the transactions contemplated hereby on behalf of the stockholders of the Company. The Merger will give rise to no dissenters' rights under the IBCL.

     Section 3.14 Brokers. Set forth in the Company Disclosure Letter is a list of each broker, finder or investment banker and other Person entitled to any brokerage, finder's, investment banking or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries and the expected amounts of such fees and commissions. The Company has previously provided to Parent copies of any agreements giving rise to any such fee or commission.

     Section 3.15 Tax Matters. (a) All Tax Returns required to be filed by the Company or its Subsidiaries on or prior to the Effective Time have been or will be prepared in good faith and timely filed with the appropriate Governmental Entity on or prior to the Effective Time and all such Tax Returns are (or, as to Tax Returns not filed on the date hereof, will be) complete and accurate in all material respects.

     (b) All material Taxes that are required to be paid by the Company or its Subsidiaries, either (x) have been fully paid on a timely basis (except with respect to matters contested in good faith as set forth in the Company Disclosure Letter) or (y) are adequately reflected as a liability on the Company's or its Subsidiaries' books and records and financial statements and remitted to the appropriate Governmental Entity. All Taxes required to be collected or withheld from third parties by the Company or its Subsidiaries have been collected or withheld.

     (c) The Company and its Subsidiaries have made due and sufficient accruals and reserves for their respective liabilities for Taxes in their respective books and records and financial statements.

     (d) The Company and each of its Subsidiaries have not waived any statute of limitations, or agreed to any extension of time, with respect to Taxes or a Tax assessment or deficiency, which waiver or extension is in effect.

     (e) As of this date, (A) there are not pending or, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters and (B) there are not any unresolved questions or claims concerning the Company's or any of its Subsidiary's Tax liability that (i) were raised by any taxing authority in a communication to the Company or any Subsidiary and (ii) would be individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, after taking into account any reserves for Taxes set forth on the most recent balance sheet contained in the SEC Reports filed prior to this date.

     (f) The Company has made available to Parent true and correct copies of the United States federal income and all material state income or franchise Tax Returns filed by the Company and its Subsidiaries for each of its fiscal years ended on or about June 30, 1997, 1998 and 1999.

     (g) The Company has not distributed the stock of a "controlled corporation" (as defined in section 355(a) of the Code) in a transaction subject to section 355 of the Code within the past two years or before such time if the distribution was part of a plan (or series of related transactions) of which the Merger is also a part.

     (h) Neither Company nor any of its Subsidiaries (i) has any liability under Treasury Regulation Section 1.1502-6 or analogous state, local or foreign Law for any Taxes, other than for Taxes of Company or its Subsidiaries or (ii) is a party to a Tax sharing or Tax indemnity contract or any other contract of a similar nature with any entity other than Company or any of its Subsidiaries that remains in effect.

     (i) Neither the Company nor any of its Subsidiaries know of any fact relating to the Company or its Subsidiaries that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of
Section 368(c) of the Code.

     As used in this Agreement, (i) the term "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") includes all federal, state, local and foreign income, profits, franchise, gross receipts, license, premium, environmental (including taxes under Section 59A of the Code), capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, transfer, property, withholding, excise, production, occupation, windfall profits, customs duties, social security (or similar), registration, value added, alternative or add-on minimum, estimated, occupancy and other taxes, duties or governmental assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

     Section 3.16 Intellectual Property. Neither the Company nor any of its Subsidiaries currently utilizes, any patented invention, trademark, trade name, service mark, copyright, software, trade secret or know-how (collectively, "Intellectual Property"), except for those which are owned, possessed or lawfully used by the Company or its Subsidiaries in their business operations, and neither the Company nor any of its Subsidiaries infringes upon or unlawfully uses any patented invention, trademark, trade name, service mark, copyright, or trade secret owned or validly claimed by another Person except, in each case, as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries own, have a valid license to use or have the right validly to use all patented inventions, trademarks, tradenames, service marks, copyrights, trade secrets, know how and software necessary to carry on their respective businesses except the failure of which to own, validly license or have the right validly to use, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect. All ownership rights, license rights and other rights to use any patented invention, trademark, trade name, service mark, copyright, software, trade secret or know-how necessary to carry on the businesses of the Company and its Subsidiaries are transferable free of any lien, pledge, change, security interest or other encumbrance (each, an "Encumbrance"), except the failure of which to be freely transferable would not have or reasonably be expected to have a Material Adverse Effect. Neither the Company nor its Subsidiaries are aware of any third party infringement or misappropriation of any patent, trademark, trade name, service mark, copyright, software, trade secret or know-how owned by the Company or its Subsidiaries.

     Section 3.17 Insurance. Except to the extent adequately accrued on the most recent balance sheet contained in the SEC Reports filed as of this date, neither the Company nor its Subsidiaries has any obligation (contingent or otherwise) to pay in connection with any insurance policies any retroactive premiums or "retro-premiums" that, individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries have obtained and maintained in full force and effect insurance with insurance companies or associations in such amounts, on such terms and covering such risks, as is customarily carried by reasonably prudent persons conducting businesses or owning or leasing assets similar to those conducted, owned or leased by the Company, except where the failure to obtain or maintain such insurance, individually or in the aggregate, would not have or be reasonably be expected to have a Material Adverse Effect.

     Section 3.18 Contracts and Commitments. Set forth in the Company Disclosure Letter is a complete and accurate list of all of the following contracts (written or oral), plans, undertakings, commitments or agreements ("Company Contracts") to which the Company or any of its Subsidiaries is a party or by which any of them is bound as of the date of this Agreement:

     (a) each distribution, supply, inventory purchase, franchise, license, sales, agency or advertising contract involving annual expenditures or liabilities in excess of $100,000 which is not cancelable (without material penalty, cost or other liability) within one year;

     (b)  each  promissory  note,  loan,  agreement,   indenture,   evidence  of
indebtedness or other instrument providing for the lending of money, whether as borrower, lender or guarantor, in excess of $100,000;

     (c) each contract, lease, agreement, instrument or other arrangement containing any covenant limiting the freedom of the Company or any of its subsidiaries to engage in any line of business or compete with any person;

     (d) each joint venture or partnership agreement that is material to the Company and its Subsidiaries taken as a whole; and

     (e) any contract that would constitute a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

     True and complete copies of the written Company Contracts, as amended to date, that would be required to be filed as exhibits to the Company's Form 10-K if such Form 10-K were being filed on this date, that have not been filed prior to the date hereof as exhibits to the SEC Reports have been delivered or made available to Parent.

     Each Company Contract is valid and binding on the Company, and any Subsidiary of the Company which is a party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect, and the Company and its Subsidiaries have performed and complied with all obligations required to be performed or compiled with by them under each Company Contract, except in each case as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

     Section 3.19 Title to Assets. The Company and its Subsidiaries have good and marketable title to all of their real and personal properties and assets reflected in the audited consolidated balance sheet of the Company as of June 30, 2000 (the "Audited Balance Sheet") (other than assets disposed of since June 30, 2000 in the ordinary course of business, and properties and assets acquired since June 30, 2000), in each case free and clear of all Encumbrances except for
(i) Encumbrances which secure indebtedness reflected in the SEC Reports; (ii) liens for Taxes accrued but not yet due; (iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after the date of the Audited Balance Sheet, provided that the obligations secured by such liens are not delinquent; and (iv) such imperfections of title and Encumbrances, if any, as would not have or reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries own, or have valid leasehold interests in, all properties and assets used in the conduct of their business. Any real property and other assets held under lease by the Company or any of its Subsidiaries are held under valid, subsisting and enforceable leases with such exceptions which, individually or in the aggregate, would not reasonably be expected to interfere with the use made or proposed to be made by the Company or any of its Subsidiaries of such property.

     Section 3.20 State Takeover Statutes. The Board of Directors of the Company has approved the Merger and this Agreement and such approval is sufficient to render inapplicable to the Merger, this Agreement and the transactions contemplated by this Agreement, the provisions of Section 23-1-43 of the IBCL to the extent, if any, such section is applicable to the transactions contemplated by this Agreement. The Board of Directors of the Company has amended the bylaws of the Company so as to render inapplicable to the Stock Option Agreement and the other transactions contemplated by this Agreement the provisions of IC 23-1-42. To the Company's knowledge, no other state takeover statute or similar statute or regulation applies to the Merger or the transactions contemplated hereby.

     Section 3.21 Rights Agreement. No "Distribution Date" or "Triggering Event" (as such terms are defined in the Rights Agreement, dated as of April 21, 1998, between the Company and Compushare Investor Services, LLC, as successor rights agent, as amended (the "Rights Agreement")) has occurred as of this date. This Agreement and the Stock Option Agreement, and the consummation of the transactions contemplated hereunder and thereunder, including the Merger, have been approved by at least two-thirds (2/3) of the Disinterested Directors (as defined in the Rights Agreement). The Rights Agreement has been amended so that neither the execution or delivery of this Agreement, nor the exchange of the Company Common Shares for the shares of Parent Common Stock and cash in accordance with Article II will cause (A) the Rights issued pursuant to the Rights Agreement to become exercisable under the Rights Agreement, (B) Parent or Merger Sub to be deemed an "Acquiring Person" (as defined in the Rights Agreement), or (C) the "Shares Acquisition Date" or a "Triggering Event" (each as defined in the Rights Agreement) to occur upon any such event. The execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby will not result in the ability of any Person to exercise any Rights or cause the Rights to separate from the Company Common Shares to which they are attached or to be triggered or become exercisable.

     Section 3.22 Product Warranty. Each product manufactured, sold, leased, or delivered by any of the Company and its Subsidiaries has been in substantial conformity with all applicable contractual commitments and all express and implied warranties, and none of the Company and its Subsidiaries has any liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability) for replacement or repair thereof or other damages in connection therewith other than liabilities that would not have or reasonably be expected to have a Material Adverse Effect, subject only to the reserve for product warranty claims as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries. No product manufactured, sold, leased, or delivered by any of the Company and its Subsidiaries is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. The Company Disclosure Letter includes copies of the standard terms and conditions of sale or lease for each of the Company and its Subsidiaries (containing applicable guaranty, warranty, and indemnity provisions).

     Section 3.23 Product Liability. None of the Company and its Subsidiaries has any liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by any of the Company and its Subsidiaries, other than liabilities that would not have or reasonably be expected to have a Material Adverse Effect.

                                   ARTICLE IV

     Parent and Merger Sub hereby represent and warrant to the Company as of the date of this Agreement as follows:

     Section 4.1 Existence; Corporate Authority. Parent and Merger Sub are corporations duly incorporated, validly existing and in good standing under the laws of their jurisdiction of incorporation and have all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, except where the failure to have such power and authority, individually or in the aggregate, would not materially adversely affect their ability to consummate the Merger. Merger Sub is directly and wholly owned by Parent and has conducted no business other than in connection with the transactions contemplated by this Agreement.

     Section 4.2 Authorization, Validity and Effect of Agreements. Parent and Merger Sub have the necessary corporate power and authority to enter into and deliver this Agreement and to perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub, the performance by them of their respective obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on their part. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against each of them in accordance with the terms hereof, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Parent Company Stock, when issued and delivered in accordance with the terms and conditions of this Agreement, will be validly issued and fully paid and non-assessable.

     Section 4.3 No Violation. (a) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance by Parent and Merger Sub of their obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby, will not (i) violate or conflict with the Merger Sub's articles of incorporation, Parent's certificate of incorporation or the bylaws of Parent or Merger Sub, (ii) subject to obtaining or making the notices, reports, filings, waivers, consents, approvals or authorizations referred to in paragraph (b) below, conflict with or violate any law, regulation, court order, judgment or decree applicable to Parent or any of its Subsidiaries (including Merger Sub) or by which any of their respective property is bound or affected, other than the filings required under the Exchange Act and the Securities Act, except, in the case of clause (ii) above, as would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on their ability to consummate the Merger.

     (b) Except for applicable requirements, if any, under the premerger notification requirements of the HSR Act, the filing of articles of merger with respect to the Merger as required by the IBCL, filings with the SEC under the Securities Act and the Exchange Act, any filings required pursuant to any state securities or "blue sky" laws, or pursuant to the rules and regulations of any stock exchange on which shares of Parent Common Stock are listed, neither Parent nor any of its Subsidiaries (including Merger Sub) is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery, performance or consummation of this Agreement or the Merger, except where the failure to submit such notice, report or other filing would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Parent's or Merger Sub's ability to consummate the Merger or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement. Except as set forth in the immediately preceding sentence, no waiver, consent, approval or authorization of any governmental or regulatory authority, court, agency, commission or other governmental entity or any securities exchange or other self-regulatory body, domestic or foreign Governmental Entity is required to be obtained by Parent or any of its Subsidiaries (including Merger Sub) in connection with its execution, delivery, performance or consummation of this Agreement or the transactions contemplated hereby except for such waivers, consents, approvals or authorizations that, if not obtained or made, would not, individually or in the aggregate, have or be expected to have a material adverse effect on Parent's or Merger Sub's ability to consummate the Merger or otherwise prevent Parent or Merger Sub from performing their obligations under this Agreement.

     Section 4.4 Interested Stockholder. As of the date hereof, (i) neither Parent, Merger Sub nor any of their affiliates is, with respect to the Company, an "Interested Shareholder", as such term is defined in Section 23-1-43-10 of the IBCL and (ii) neither Parent, Merger Sub nor any of their affiliates beneficially owns any Company Common Shares.

     Section 4.5 Parent Public Reports; Financial Statements. Parent has delivered to the Company true and complete copies of, including all amendments thereto, its Annual Report for the calendar year ended December 31, 1999, the annual report on Form 10-K for the year ended December 31, 1999, the quarterly reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000 (collectively, the "Parent Public Reports"). The consolidated financial statements of and contained in the Parent Public Reports present fairly the financial position of Parent and its consolidated subsidiaries at the respective dates of the balance sheet and the results of operations for the periods then ended, in conformity with generally accepted accounting principles applied on a consistent basis. The Parent Public Reports do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading.

                                    ARTICLE V

     Section 5.1 Interim Operations of The Company. The Company covenants and agrees as to itself and its Subsidiaries that, after this date and prior to the Effective Time (unless Parent shall otherwise approve in writing, or unless as otherwise expressly contemplated by this Agreement or expressly disclosed in the Company Disclosure Letter):

               (i) the business of the Company and its Subsidiaries shall be conducted in all material respects in the ordinary and usual course and, to the extent consistent therewith, each of the Company and its Subsidiaries shall use its reasonable commercial efforts to preserve its business organization intact in all material respects, keep available the services of its officers and employees as a group (subject to changes in the ordinary course) and maintain its existing relations and goodwill in all material respects with customers, suppliers, regulators, distributors, creditors, lessors, and others having business dealings with it;

               (ii) the Company shall not issue, deliver, grant or sell any additional Company Common Shares or any Company Options (other than the issuance, delivery, grant or sale of Company Common Shares or Company Options pursuant to the exercise or conversion of Company Options outstanding as of this date);

               (iii) the Company shall not (A) amend its Articles of Incorporation or bylaws, amend or take any action under the Rights Agreement, or adopt any other shareholders rights plan or enter into any agreement with any of its stockholders in their capacity as such;
          (B) split, combine, subdivide or reclassify its outstanding shares of capital stock; (C) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any of its capital stock; or (D) repurchase, redeem or otherwise acquire or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any shares of its capital stock or any Company Options (it being understood that this provision shall not prohibit the exercise (cashless or otherwise) of Company Options);

               (iv) the Company shall not, and shall not cause or permit any of its Subsidiaries to, take any action that would prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368 of the Code or take any action that it knows would cause any of its representations and warranties in this Agreement to become inaccurate in any material respect;

               (v) except as expressly permitted by this Agreement, and except as required by applicable law or pursuant to contractual obligations in effect on this date; the Company shall not, and shall not permit its Subsidiaries to, (A) enter into, adopt or amend (except for renewals on substantially identical terms) any agreement or arrangement relating to severance, (B) enter into, adopt or amend (except for renewals on substantially identical terms) any employee benefit plan or employment or consulting agreement (including, without limitation, the Company Benefit Plans referred to in Section 3.10); or
          (C) grant any stock options or other equity related awards;

               (vi) except for borrowings under lines of credit existing as of this date in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries shall issue, incur or amend the terms of any indebtedness for borrowed money or guarantee any such indebtedness (other than indebtedness of the Company or any wholly-owned Subsidiary);

               (vii) neither the Company nor any of its Subsidiaries shall make any capital expenditures in an aggregate amount in excess of the aggregate amount reflected in the capital expenditure budget, a copy of which is attached to the Company Disclosure Letter;

               (viii) other than in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries shall transfer, lease, license, sell, mortgage, pledge, encumber or otherwise dispose of any of its or its Subsidiaries' property or assets (including capital stock of any of its Subsidiaries) material to the Company and its Subsidiaries taken as a whole, except pursuant to contracts existing as of this date (the terms of which have been previously disclosed to Parent);

               (ix) neither the Company nor any of its Subsidiaries shall issue, deliver, sell or encumber shares of any class of its capital stock or any securities convertible into, or any rights, warrants or options to acquire, any such shares, except any such shares issued pursuant to options and other awards outstanding on this date under Company Benefit Plans;

               (x) neither the Company nor any of its Subsidiaries shall acquire any business, including any facilities, whether by merger, consolidation, purchase of property or assets or otherwise, except to the extent provided for in the capital expenditure budget attached to the Company Disclosure Letter;

               (xi) The Company shall not change its accounting policies, practices or methods except as required by GAAP or by the rules and regulations of the SEC;

               (xii) other than pursuant to this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, take any action to cause Company Common Shares to cease to be listed on the Nasdaq National Market System;

               (xiii) The Company shall not, and shall not permit any of its Subsidiaries to, enter into any Company Contract described in clauses
          (c) and (d) of Section 3.18, or enter into or amend any distribution, supply, inventory purchase, franchise, license, sales agency or advertising contract outside of the ordinary course of business consistent with past practice in scope and amount but in no event for a term (or an extension of a term) beyond the date that is one year after the Closing Date;

               (xiv) The Company shall not, and shall not cause or permit any of its Subsidiaries to, change or, other than in the ordinary course of business consistent with past practice, make any material Tax election, settle any audit or file any amended Tax Returns; or

               (xv) The Company shall not enter into, or permit any of its Subsidiaries to enter into, any commitments or agreements to do any of the foregoing.

     Section 5.2 No Solicitation. (a) The Company shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Persons conducted heretofore by the Company, its Subsidiaries or any of their respective representatives with respect to any proposed, potential or contemplated Acquisition Transaction and request the return or destruction of all non-public information furnished in connection therewith.

     (b) From and after this date, without the prior written consent of Parent, the Company will not, will not authorize or permit any of its Subsidiaries to, and shall use its reasonable best efforts to cause any of its or their respective officers, directors, employees, financial advisors, agents or other representatives not to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal from any Person, engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal or enter into any contract or understanding requiring it to abandon, terminate or fail to consummate the Merger or any of the other transactions contemplated by this Agreement; provided that, at any time prior to receipt of the stockholder approval referred to in Section 6.1, the Company may, subject to compliance with this Section 5.2(b), furnish information to, and negotiate or otherwise engage in discussions with, any Person (a "Proposing Party") who (x) delivers a bona fide written Acquisition Proposal which was not solicited, initiated, encouraged or facilitated by the Company, directly or indirectly, after the date of this Agreement or otherwise resulted from a breach of this Section 5.2, and (y) enters into an appropriate confidentiality agreement with the Company (which agreement shall be no less favorable to the Company than the Confidentiality Agreement and a copy of which will be delivered to Parent promptly after the execution thereof), if, but only if, the Board of Directors of the Company determines in good faith by a majority vote, (i) after consultation with, and receipt of advice from, its outside legal counsel, that failing to take such action would constitute a breach of the fiduciary duties of such Board of Directors under the IBCL, and (ii) after consultation with the Company's independent financial advisors, that such proposal could reasonably be expected to lead to a Superior Transaction.

     (c) The Company shall notify Parent orally and in writing of any such inquiries, offers or proposals (including, without limitation, the terms and conditions of any such offers or proposals, any amendments or revisions, and the identity of the Person making it), as promptly as practicable following the receipt, and shall keep Parent reasonably informed of the status and material terms of any such inquiry, offer or proposal. For purposes of this Agreement, "Acquisition Proposal" shall mean, with respect to the Company, any inquiry, proposal or offer from any Person (other than Parent or any of its Subsidiaries) relating to any (i) direct or indirect acquisition or purchase of a business of the Company or any of its Subsidiaries, that constitutes 15% or more of the consolidated net revenues, net income or assets of Company and its Subsidiaries,
(ii) direct or indirect acquisition or purchase of 15% or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries, (iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of the capital stock of the Company, or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries. Each of the transactions referred to in clauses (i) - (iv) of the definition of Acquisition Proposal, other than any such transaction to which Parent or any of its Subsidiaries is a party, is referred to as an "Acquisition Transaction".

     (d) If, prior to the approval of this Agreement by the stockholders of the Company, the Board of Directors of the Company determines in good faith by a majority vote, with respect to any written proposal from a Proposing Party for an Acquisition Transaction received after the date hereof that was not solicited, initiated, encouraged or facilitated by the Company, directly or indirectly, after the date of this Agreement or did not otherwise result from a breach of this Section 5.2, that, based upon (x) the written opinion (a copy of which shall have been delivered to Parent) from the Company's independent financial advisors that the Acquisition Transaction is a Superior Transaction and (y) the advice of the Company's outside legal counsel, that such Acquisition Transaction is a Superior Transaction and is in the best interest of the Company and its stockholders and failure to enter into such Acquisition Transaction would constitute a breach of the fiduciary duties of the Board of Directors of the Company under the IBCL, then the Company may terminate this Agreement and enter into an acquisition agreement for the Superior Transaction; provided that, prior to any such termination, and in order for such termination to be effective, (i) the Company shall provide Parent three business days' written notice that it intends to terminate this Agreement pursuant to this Section 5.2(d), identifying the Superior Transaction and the parties thereto and delivering an accurate description of all material terms of the Superior Transaction to be entered into, and (ii) on the date of termination (provided that the opinion and advice referred to in clauses (x) and (y) above shall continue in effect without revocation, revision or modification), the Company shall deliver to Parent (A) a written notice of termination of this Agreement pursuant to this Section 5.2(d), (B) a wire transfer of immediately available funds in the amount of the Termination Fee, (C) a written acknowledgment from the Company that the termination of this Agreement and the entry into the Superior Transaction are a Triggering Event, and (D) a written acknowledgment from each other party to the Superior Transaction that it has read the Company's acknowledgment referred to in clause (C) above and will not contest the matters thus acknowledged by the Company, including the payment of the Termination Fee.

     (e) "Superior Transaction" shall mean an Acquisition Transaction which the Board of Directors of the Company, reasonably determines is more favorable to the Company and its stockholders than the Merger and which is not subject to any financing condition; provided, however, that, without limiting the foregoing, an Acquisition Transaction shall not constitute a Superior Transaction unless, in the written opinion (with only customary qualifications) of the Company's independent financial advisors, the value of the consideration to be paid in the Acquisition Transaction is more favorable to the stockholders of such company from a financial point of view than the Merger Consideration. Reference in the foregoing definition to the "Merger" and "Merger Consideration" shall include, as applicable, any proposed alteration of the terms of this Agreement submitted by Parent in writing in response to any Acquisition Proposal.

     (f) Nothing in this Section 5.2 shall prevent the Board of Directors of the Company, from taking, and disclosing to the Company's stockholders, a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or making any disclosure required under the IBCL (subject, however, to compliance with the balance of this sentence where applicable), and the Company's Board of Directors may prior to the date of its stockholders meeting, withdraw, modify or change its recommendation if, but only if and only to the extent that, the Board of Directors determines in good faith that such withdrawal, modification or change is required in order to comply with its fiduciary duties to its stockholders under the IBCL after receiving advice from its outside legal counsel; provided that in the case of a tender offer, the Board of Directors of the Company shall not recommend that stockholders tender their Company Common Shares in such tender offer unless (i) such tender offer is determined to be a Superior Transaction in accordance with the provisions of
Section 5.2(d) and (ii) the Company has provided Parent with not less than three business days, prior written notice of any such action; provided, further, that in no event shall the Company or its Board of Directors take, agree, or resolve to take any action prohibited by Section 5.2(b) or 5.2(d) except as expressly permitted by such Sections.

     (g) Notwithstanding anything to the contrary contained herein, the Company shall not take any action to make the provisions of IC 23-1-43 inapplicable to any Acquisition Transaction in respect of the Company (including any Superior Transaction) or release any standstill agreements or other similar restrictions prior to the termination of this Agreement in accordance with its terms.

                                   ARTICLE VI

     Section 6.1 Meetings of Stockholders. The Company will take all action necessary in accordance with applicable law and its Articles of Incorporation and its bylaws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the approval and authorization of this Agreement and the Merger. The Board of Directors of the Company shall recommend this approval and the Company shall take all lawful action to solicit such approval including, without limitation, timely mailing the Proxy Statement/Prospectus.

     Section 6.2 Filings; Other Action. Subject to the terms and conditions herein provided, the Company, Parent and Merger Sub shall: (a) make promptly their respective filings, and any other submissions, under the HSR Act with respect to the Merger and the other transactions contemplated hereby, and (b) use their reasonable best efforts to cooperate with one another in (i) determining which other filings are required to be made prior to the expiration of the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, Governmental Entities or other third parties in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seek all such consents, approvals, permits, authorizations and waivers; and (b) use their reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement; provided, however, that such reasonable best efforts shall not include (i) the sale or divestiture of any assets of Parent (or its affiliates) or (ii) the licensing of any Intellectual Property of Parent, or its affiliates or Intellectual Property to be acquired under this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Parent or the Surviving Corporation shall take all such necessary action.

     Section 6.3 Publicity. The initial press release relating to this Agreement shall be issued jointly by the Company, Parent and Merger Sub. Thereafter, subject to their respective legal obligations, the Company, Parent and Merger Sub shall consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

     Section 6.4 Registration Statement. The parties shall cooperate and promptly prepare, and Parent shall file with the SEC as soon as practicable, a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act with respect to the Parent Common Stock issuable in the Merger, a portion of which Registration Statement shall also serve as the joint proxy statement/prospectus with respect to the meeting of the Company stockholders in connection with the Merger (the "Proxy Statement/Prospectus"). The parties will cause the Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the

Exchange Act and the rules and regulations thereunder. Parent shall use its reasonable best efforts to, and the Company will cooperate with Parent to, have the Form S-4 declared effective by the SEC as promptly as practicable. Parent shall use its reasonable best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "blue sky" permits or approvals required to carry out the Merger (provided that Parent shall not be required to qualify to do business in any jurisdiction in which it is not now so qualified). Each of the parties agree that the information provided by it for inclusion in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof, at the time of the meeting of the Company stockholders, and at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 6.5 Listing Application. Parent shall as soon as reasonably practicable prepare and submit to the NYSE and all other securities exchanges on which the shares of Parent Common Stock are listed a listing application with respect to the shares of Parent Common Stock issuable in the Merger, and shall use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Stock on such exchanges, subject to official notice of issuance.

     Section 6.6 Further Action. Each of the parties shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth in this Agreement or the waiver thereof, use its reasonable best efforts to perform those further acts and execute those documents as may be reasonably required to effect the transactions contemplated hereby. Each of the parties agrees to use its reasonable best efforts to obtain in a timely manner all necessary waivers, consents, approvals and opinions and to effect all necessary registrations and filings, and to use its reasonable best efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger. In furtherance of the foregoing, the Company shall use its reasonable best efforts to procure the execution of agreements between the Surviving Corporation and employees of the Company identified by Parent on terms satisfactory to Parent and such employees.

     Section 6.7 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the Merger) shall be paid by the party incurring those expenses except as expressly provided in this Agreement and except that
(a) the filing fees in connection with the filing of the Form S-4 and the Proxy Statement/Prospectus with the SEC, (b) all filing fees in connection with any filings, permits or approvals required under applicable state securities or "blue sky" laws, and (c) the expenses incurred in connection with printing and mailing of the Form S-4 and the Proxy Statement/Prospectus, shall be shared by Parent and the Company equally, and the filing fees, if any, incurred by the Company in connection with the filing of the Company notification under the HSR Act shall be paid by Parent.

     Section 6.8 Notification of Certain Matters. Each party shall give prompt notice to the other parties of the following:

     (a) the occurrence or nonoccurrence of any event whose occurrence or nonoccurrence is reasonably expected to cause any of the conditions precedent set forth in Article VII not to be satisfied; and

     (b) any facts relating to that party which would make it necessary or advisable to amend the Proxy Statement/Prospectus or the Form S-4 in order to make the statements therein not untrue or misleading or to comply with applicable law; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     (c) From time to time after the date of this Agreement and prior to the Effective Time, the Company will promptly supplement or amend the Disclosure Letter with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Letter which is necessary to correct any information in the Disclosure Letter or in any representation and warranty of the Company that has been rendered inaccurate thereby. For purposes of determining the accuracy of the representations and warranties of the Company contained in Article III in order to determine the fulfillment of the conditions set forth in Sections 7.2(a), the schedules delivered by the Company shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.

     Section 6.9 Access to Information. (a) From the date of this Agreement until the Closing, upon reasonable notice, the Company shall, and shall cause its Subsidiaries to, (i) give Parent and its authorized representatives full access to all books, records, personnel, offices and other facilities and properties of the Company and its Subsidiaries and their accountants and accountants' work papers, (ii) permit Parent to make such copies and inspections thereof as Parent may reasonably request and (iii) furnish Parent with such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as Parent may from time to time reasonably request; provided that no investigation or information furnished pursuant to this Section 6.9 shall affect any representation or warranty made herein by the Company or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement. Parent will endeavor to describe information requests with as much specificity as is practicable. Each of Parent and the Company shall designate a representative to coordinate information and other requests pursuant to this Section 6.9. All access shall be subject to the condition that such examinations shall be conducted during normal business hours and in a manner designed to minimize to the extent practicable disruption to the normal business operations of the Company.

     Section 6.10 Insurance; Indemnity. (a) Parent will maintain in effect for not less than three years after the Effective Time, the Company's current directors and officers insurance policies, if such insurance is obtainable (or policies of at least the same coverage containing terms and conditions no less advantageous to the current and all former directors and officers of the Company) with respect to acts or failures to act prior to the Effective Time, including acts relating to the transactions contemplated by this Agreement; provided, however, that in order to maintain or procure such coverage, Parent shall not be required to maintain or obtain policies providing such coverage except to the extent such coverage can be provided at an annual cost of no greater than two times the most recent annual premium paid by the Company prior to the date hereof (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Parent shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

     (b) From and after the Effective Time, Parent shall indemnify and hold harmless to the fullest extent permitted under applicable law, each Person who is, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries (each, an "Indemnified Party") against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, which acts or omissions occurred prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), the Parent shall control the defense of such Action with counsel selected by the Parent, which counsel shall be reasonably acceptable to the Indemnified Party; provided, however, that the Indemnified Party shall be permitted to participate in the defense of such Action through counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to the Parent, at the Indemnified Party's expense. Notwithstanding the foregoing, if there is any conflict between the Parent and any Indemnified Parties or there are additional defenses available to any Indemnified Parties, the Indemnified Parties shall be permitted to participate in the defense of such Action with counsel selected by the Indemnified Parties, which counsel shall be reasonably acceptable to the Parent, and Parent shall cause Parent to pay the reasonable fees and expenses of such counsel, as accrued and in advance of the final disposition of such Action to the fullest extent permitted by applicable law; provided, however, that the Parent shall not be obligated to pay the reasonable fees and expenses of more than one counsel for all Indemnified Parties in any single Action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such Action. The Parent shall not be liable for any settlement effected without its written consent, which consent shall not unreasonably be withheld.

     (c) The Surviving Corporation shall keep in effect all provisions in its articles of incorporation and by-laws that provide for exculpation of director and officer liability and indemnification (and advancement of expenses related thereto) of the past and present officers and directors of the Company to the fullest extent permitted by the IBCL and such provisions shall not be amended except as either required by applicable law or to make changes permitted by law that would enhance the rights of past or present officers and directors to indemnification or advancement of expenses.

     (d) If the Surviving Corporation or any of its respective successors or assigns (i) shall consolidate with or merge into any other corporation or other entity and shall not be the continuing or surviving corporation or entity of the consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 6.10.

     (e) The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

     Section 6.11 Employee Benefit Plans. The Company agrees to promptly take all actions necessary to cause the following to occur on or prior to the Closing
Date:

     (a) Termination of Money Purchase Pension Plan. As the plan sponsor, the Company will (i) adopt all amendments to the Robinson Nugent, Inc. Retirement Plan (the "MPP Plan") necessary to make such Plan comply with the applicable legal requirements as changed by the laws described in Rev. Proc. 99-23 issued by the Internal Revenue Service, (ii) amend the MPP Plan to fully vest the entire account balances of all the participants in such Plan effective as of the

Closing Date, (iii) take all actions necessary to terminate the MPP Plan effective as of the Closing Date, and (iv) direct the trustee of the MPP Plan to prepare for the distribution of the account balances of all participants as soon as reasonably possible following the receipt of a favorable determination letter from the Internal Revenue Service.

     (b) Merger of 401(k) Plan. As the plan sponsor, the Company will (i) adopt all amendments to the Company's 401(k) plan (the "401(k) Plan") necessary to make such Plan comply with the applicable legal requirements as changed by the laws described in Rev. Proc. 99-23 issued by the Internal Revenue Service, (ii) approve the merger of such 401(k) Plan with the 3M Voluntary Investment Plan and Employee Stock Ownership Plan (the "VIP") effective as of the Closing Date, and
(iii) direct the trustee of the 401(k) Plan to prepare for the transfer of the assets and records of such Plan to the trustee of the VIP as soon as reasonably possible following the Closing Date.

     (c) Termination of Stock Option Plan. As the plan sponsor, the Company will cause all of the Company Options to be either exercised and satisfied in full or terminated prior to the Closing Date. As soon as practicable, but in no event later than 5 days from the date hereof, the Company shall provide written notice to each holder of a Company Option of the execution of this Agreement which notice shall be effective to terminate all Company Options as of the 30th day immediately following the date of the sending of the notice as contemplated in
Section 6(i) of the Stock Option Plan.

     (d) Annual Reports. As the plan sponsor, the Company will (i) cause to be filed with the appropriate government agency the annual reports (Form 5500s) that have not been filed by the respective due dates with respect to the MPP Plan and the 401(k) Plan, (ii) pay the appropriate penalties for the late filing of such annual reports under the U.S. Department of Labor's Delinquent Filer Voluntary Compliance Program, (iii) file reasonable cause statements with the Internal Revenue Service with respect to the late filing of such annual reports, and (iv) comply with the summary annual report requirements of ERISA with respect to such annual reports.

     (e) Securities Registration. The Company will file and cause to become effective the registration statement required by the Securities Act with respect to the offering and purchase of Company Common Shares by participants in the 401(k) Plan with respect to the investment of the assets of their account balances under such Plan.

     (f) Rescission Offers. As soon as practicable, but in no event later than five days after the date hereof, the Company shall commence an offer to repurchase Company Common Shares from each individual who exercised Company Options under the Stock Option Plan prior to August 31, 2000 and an offer to repurchase Company Common Shares from each individual who purchased Company Common Shares under the Company's 401(k) Plan (the "Rescission Offers") during the twelve month period prior to the filing of the registration statement contemplated in Section 6.11(e) in respect of such plan, each substantially on the terms furnished to Parent prior to the date hereof and in compliance with all applicable federal and state securities laws.

     (g) Bonus Plan. The Company shall complete and furnish to Parent the documentation of the Company's Bonus Plan for the fiscal year ending June 30, 2001, which documentation shall be reasonably satisfactory to Parent in both form and substance.

     Section 6.12 Rights Agreement. The Board of Directors of the Company shall take all action requested by Parent in order to render the Company Rights inapplicable to the Merger and the other transactions contemplated hereby.

                                   ARTICLE VII

     Section 7.1 Conditions to Obligations of the Parties to Consummate the Merger. The respective obligation of each party to consummate the Merger shall be subject to the satisfaction of each of the following conditions:

     (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the holders of a majority of the outstanding Company Common Shares in accordance with the IBCL and the rules and regulations of the Nasdaq National Market System.

     (b) Legality. No order, decree or injunction shall have been entered or issued by any Governmental Entity which is in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. Each party agrees that, in the event that any such order, decree or injunction shall be entered or issued, it shall use its reasonable best efforts to cause any such order, decree or injunction to be lifted or vacated.

     (c) Registration Statement Effective. The Form S-4 shall have become effective prior to the mailing of the Proxy Statement/Prospectus to the Company's stockholders and no stop order suspending the effectiveness of the Form S-4 shall then be in effect.

     (d) Blue Sky Approvals. All such consents, approvals, authorizations, orders, registrations, filings, qualifications, licenses or permits as may be required under state securities or "blue sky" laws in connection with the shares of Parent Common Stock to be issued pursuant to the Merger have been obtained.

     (e) Stock Exchange Listing. The shares of Parent Common Stock to be issued pursuant to the Merger shall have been duly approved for listing on the New York Stock Exchange, subject to official notice of issuance.

     (f) Tax Opinion. Parent and the Company shall each have received an opinion of Fried, Frank, Harris, Shriver & Jacobson, based on certain factual representations of the Company, Parent, and Merger Sub, dated as of the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, in form and substance reasonably satisfactory to Parent and the Company.

     (g) Antitrust. The waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated and any other approval or waiting period required prior to the Effective Time under any other applicable competition, merger control, antitrust or similar law or regulation shall have been obtained or terminated or shall have expired, other than those the failure of which to have been obtained or terminated or to have expired would not (x) reasonably be expected to have a Material Adverse Effect (it being understood for purposes of this clause (x) that no party may rely on the failure of this condition to be satisfied if such failure was caused by such party's failure to comply with the terms of Section 6.2) or (y) result in the commission of a criminal offense.

     Section 7.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger shall also be subject to the satisfaction or waiver of each of the following conditions:

     (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) with the same force and effect as if made on and as of the Closing Date, except to the extent that any failures of such representations and warranties to be so true and correct (determined without regard to materiality qualifiers or limitations contained therein), in the aggregate, would not reasonably be expected to have resulted in a Material Adverse Effect.

     (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or before the Effective Time.

     (c) Certificates. Parent shall have received a certificate of an executive officer of the Company that the conditions set forth in paragraphs (a) and (b) above have been satisfied.

     (d) Options. All Company Options shall have been exercised or terminated.

     (e) Resignations. Parent shall have received the resignation of each of the directors of the Company effective as of the Effective Time.

     (f) Stock Option Agreement. The Stock Option Agreement shall be in full force and effect.

     (g) Lease Agreement. The sale of the Company's manufacturing facility in Dallas, Texas (the "Dallas Facility") shall have taken place and the Dallas Facility shall have been leased to the Company on the terms described in the Contract for Purchase and Sale/Leaseback between the Company and Sam & JB, LLC, an Indiana limited liability company, and the lease agreement attached thereto as Exhibit B, each in the form attached to the Disclosure Letter as Exhibit 7.2(g).

     (h) Rescission Offers. The Rescission Offers shall have been completed in accordance with Section 6.11(f).

     Section 7.3 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger shall also be subject to the satisfaction or waiver of each of the following conditions:

     (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) with the same force and effect as if made on and as of the Closing Date, except to the extent that any failures of such representations and warranties to be so true and correct (determined without regard to materiality qualifiers or limitations contained therein), would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Parent's or Merger Sub's ability to consummate the Merger or otherwise prevent Parent or Merger Sub from performing their obligations under this Agreement.

     (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or before the Effective Time.

     (c) Certificates. The Company shall have received a certificate of an executive officer of Parent and Merger Sub that the conditions set forth in paragraphs (a) and (b) above have been satisfied.

     (d) Consents. The Company shall have received evidence, in form and substance reasonably satisfactory to it, that Parent and Merger Sub shall have obtained (i) all consents, approvals, authorizations, qualifications and orders of all Governmental Entities (including any in connection with Environmental
Laws) legally required in connection with this Agreement and the transactions contemplated hereby and (ii) all consents, approvals, authorizations and qualifications of third parties required in connection with this Agreement and the transactions contemplated hereby, except in the case of clauses (i) and (ii) for those the failure of which to be obtained would not, individually or in the aggregate reasonably be expected to have a material adverse effect on Parent's and Merger Sub's ability to consummate the Merger or otherwise prevent Parent and Merger Sub from performing their obligations under this Agreement. This condition shall not be applicable to consents, approvals, authorizations, qualifications and orders under any competition, merger control antitrust or similar law or regulation, which are the subject of Section 7.1(h).

                                  ARTICLE VIII

     Section 8.1 Termination. This Agreement may be terminated at any time before the Effective Time (except as otherwise provided) as follows:

     (a) by mutual written consent of each of the Company and Parent;

     (b) by any party, if the Effective Time shall not have occurred on or before February 28, 2001 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

     (c) by any party, if a Governmental Entity shall have issued an order, decree or injunction having the effect of making the Merger illegal or permanently prohibiting the consummation of the Merger, and such order, decree or injunction shall have become final and nonappealable (but only if such party shall have used its reasonable best efforts to cause such order, decree or injunction to be lifted or vacated);

     (d) by either Parent or the Company, if (x) there shall have been a material breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 7.2(a) or (b) (in the case of a breach by the Company) or Section 7.3(a) or (b) (in the case of a breach by Parent), and such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the party alleged to be in breach.

     (e) by Parent, if after a duly held stockholders' meeting, including any adjournments or postponements, the condition set forth in Section 7.1(a) has not been satisfied.

     (f) by Parent, if (i) the Board of Directors of the Company shall or shall resolve to (A) either not recommend that the Company's stockholders vote in favor of this Agreement or withdraw its recommendation, (B) modify its recommendation of approval of this Agreement in a manner adverse to Parent or Merger Sub, or (C) approve, recommend or fail to take a position that is adverse to any proposed Acquisition Transaction (other than the Merger) involving the Company or any of its Subsidiaries, or (ii) the Board of Directors of the Company shall have refused to affirm to Parent its recommendation of approval of this Agreement as promptly as practicable (but in any case within five days) after receipt of any reasonable written request for such affirmation from Parent or (iii) the Company shall have failed as promptly as practicable after the Form S-4 is declared effective by the SEC to call a special stockholders meeting or mail the Proxy Statement/Prospectus to its stockholders or failed to include its recommendation of approval of this Agreement in the Proxy Statement/Prospectus or failed to hold the a special stockholders meeting when scheduled.

     (g) by the Company pursuant to, but only in compliance  with,  Section 5.2;
or

     Notwithstanding anything herein to the contrary, no termination by the Company pursuant to this Section 8.1 under circumstances requiring payment of a Termination Fee shall be effective unless, concurrently with such termination, the fee is paid in full by the Company, in accordance with Section 8.2.


     Section 8.2 Effect of Termination and Abandonment. (a) In the event of termination of this Agreement pursuant to this Article VIII, this Agreement shall become void (other than this Section 8.2) with no liability on the part of either party (or of any of its representatives); provided, however, no such termination shall relieve either party from any liability for damages resulting from any willful or intentional breach of this Agreement whether or not any fees contemplated by this Section 8.2 are payable.

     (b) Upon the happening of a Triggering Event, the Company shall pay to Parent (or to any Subsidiary of Parent designated in writing by Parent to the Company) the amount of $3,450,000 (the "Termination Fee"). "Triggering Event" means any one of the following:

               (i) a termination of this Agreement by Parent pursuant to Section 8.1(f);

               (ii) a  termination  of this  Agreement  by  Parent  pursuant  to
          Section 8.1(d) or 8.1(e), if any Acquisition Proposal is publicly proposed or announced on or after the date hereof and prior to the meeting of the Company's Stockholders and (in the case of Section 8.1(e) only) such Acquisition Proposal has not been publicly rejected by the Board of Directors of the Company;

               (iii) a termination of this Agreement by the Company  pursuant to
          Section 8.1(g); or

               (iv) if any Acquisition Transaction is entered into, agreed to or consummated by the Company within twelve months of a termination of this Agreement by (A) Parent or the Company pursuant to Section
          8.1(b), or (B) Parent pursuant to Section 8.1(d) or 8.1(e), the entering into, agreeing to or consummation of such Acquisition Transaction.

Payment of the Termination Fee shall be made by wire transfer of immediately available funds (1) on the second business day after such termination in the case of clauses (i) and (ii) of the definition of Triggering Event, (2) on or prior to the date of such termination, in the case of clause (iii) of the definition of Triggering Event, or (3) on the earlier of the date a contract is entered into with respect to an Acquisition Transaction or is consummated, in the case of clause (iv) of the definition of Triggering Event. In no event shall more than one Termination Fee be payable under this Agreement.

     (c) Any Termination Fee payable hereunder shall be payable by wire transfer of immediately available funds.

     (d) The parties  acknowledge that the agreements  contained in this Section
8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay promptly amounts due pursuant to this
Section 8.2, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for such amount (or any portion thereof), the Company shall pay the costs and expenses (including attorneys fees) of the other party in connection with such suit, together with interest on such amount in respect of the period from the date such amount became due until paid at the prime rate of The Chase Manhattan Bank in effect from time to time during such period.

     Section 8.3 Amendment. This Agreement may be amended at any time before the Effective Time but only pursuant to a writing executed and delivered by the Company and Parent.

                                   ARTICLE IX

     Section 9.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that (a) the agreements set forth in Sections 1.3, 6.10 and 6.11 shall survive the Effective Time, and (b) the agreements set forth in Sections 6.7, 8.2 and this Article IX shall survive termination indefinitely.

     Section 9.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by telecopy, to the applicable party at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

     (a) if to the Company:

                  Robinson Nugent, Inc.
                  880 East Eight Street
                  P. O. Box 1208
                  New Albany, IN  47151
                  Attention:  Patrick Duffy
                  Telecopy No.:  (317) 594-1836

                  with a copy to:

                  Ice Miller
                  One American Square
                  Box 82001
                  Indianapolis, IN  46282-0002
                  Attention:  Berkely W. Duck III, Esq.
                  Telecopy No.:  (317) 592-4642

     (b) if to Parent or Merger Sub:

                  Minnesota Mining and Manufacturing Company
                  3M Center
                  St. Paul, Minnesota  55114
                  Telecopy:  (651) 736-9469
                  Attention:  General Counsel

                  with a copy to

                  Minnesota Mining and Manufacturing Company
                  3M Center
                  St. Paul, Minnesota  55114
                  Telecopy:  (651) 736-9469
                  Attention:  Gregg Larson, Esq.

                  with a further copy to:

                  Fried, Frank, Harris, Shriver & Jacobson
                  One New York Plaza
                  New York, New York  10004
                  Attention:  Jean Hanson, Esq.
                  Telecopy No.:  (212) 859-4000


     Section 9.3 Certain Definitions; Interpretation. (a) For purposes of this Agreement, the following terms shall have the following meanings:

               (i) "Material Adverse Effect" means any change, circumstance, event, effect or state of facts (x) that has or can reasonably be expected to have a material adverse effect on the business, operations, results of operations, assets, prospects, or conditions (financial or otherwise) of the Company or any of its Subsidiaries having a value of $150,000 individually or $1,500,000 in the aggregate (except for purposes of Section 7.2(a), a value of $3,000,000 in the aggregate), or the ability of the Company and its Subsidiaries to conduct their business after the closing consistent in all material respects with the manner conducted in the past, or (y) that will prevent or materially impair the Company's ability to consummate the Merger; provided, however, that a Material Adverse Effect will not be deemed to have occurred if the change, circumstance, event, effect or state of facts results primarily from (i) changes in general business conditions in the connector industry or (ii) the public announcement or pendency of the Merger that reasonably would be expected to have only a temporary effect on the Company.

               (ii) "affiliate" of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

               (iii) "Board of Directors" of the Company includes any committee thereof.

               (iv) "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

               (v) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

               (vi) "knowledge" of the Company with respect to any matter means actual knowledge of any of the Company's senior executive officers after reasonable investigation and due diligence. Such Persons and their respective areas of responsibility are set forth on Section 9.3 of the Company Disclosure Letter.

               (vii)  "Person" means an  individual,  corporation,  partnership,
          limited  liability   company,   association,   trust,   unincorporated
          organization, entity or group (as defined in the Exchange Act).

               (viii) "Significant Subsidiary" shall have the meaning set forth in Rule 1-02 of Regulation S-X of the SEC.

               (ix) "Subsidiary" of a Person means any corporation or other legal entity of which that Person (either alone or through or together with any other Subsidiary or Subsidiaries) is the general partner or managing entity or of which at least a majority of the stock (or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or others performing similar functions of such corporation or other legal entity) is directly or indirectly owned or controlled by that Person (either
          alone  or  through  or   together   with  any  other   Subsidiary   or
          Subsidiaries).

     (b) When a reference is made in this Agreement to Articles, Sections, Company Disclosure Letter or Exhibits, this reference is to an Article or a Section of, or an Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be understood to be followed by the words "without limitation."

     Section 9.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 9.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

     Section 9.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Company Disclosure Letter and the Confidentiality Agreement dated November 30, 1999 between Parent and the Company (the "Confidentiality Agreement") constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and, except for Section 6.10 (Insurance; Indemnity), does not, and is not intended to, confer upon any Person other than the parties hereto any rights or remedies hereunder.

     Section 9.7 Assignment. This Agreement shall not be assigned by any party by operation of law or otherwise without the express written consent of each of the other parties.

     Section 9.8 Governing Law. This Agreement shall be governed by and construed in accordance with, the laws of the State of Indiana without regard to the conflicts of laws provisions thereof. Each of the parties hereto hereby irrevocably and unconditionally waives any right it may have to trial by jury in connection with any litigation arising out of or relating to this Agreement, the Merger or any of the other transactions contemplated hereby or thereby.

     Section 9.9 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     Section 9.10 Confidential Nature of Information. Between the date of this Agreement and the Effective Time the parties hereto will hold and will cause their respective officers, directors, employees, representatives, consultants and advisors to hold in strict confidence in accordance with the terms of the Confidentiality Agreement, all documents and information furnished to such party by or on behalf of the other party in connection with the transactions contemplated by this Agreement. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained in accordance with such Confidentiality Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                  MINNESOTA MINING AND MANUFACTURING COMPANY


                                  By:
                                      /s/ Robert Burgstahler
                                      ------------------------------------------
                                      Name:   Robert Burgstahler
                                      Title:  Vice President, Chief Financial
                                                Officer


                                  BARBADOS ACQUISITION, INC.


                                  By: /s/ John Wordsworth
                                      ------------------------------------------
                                      Name:   John Wordsworth
                                      Title:  President


                                  ROBINSON NUGENT, INC.


                                  By:
                                      /s/ Larry W. Burke
                                      ------------------------------------------
                                      Name:   Larry W. Burke
                                      Title:  President and Chief Executive
                                                Officer


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